EXHIBIT 5.1

DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000
Phoenix, Arizona 85016

August 7, 2025

Hagerty, Inc.

121 Drivers Edge

Traverse City, Michigan

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Hagerty, Inc., a Delaware corporation (the “Company”), in connection with the sale by Hagerty Holding Corp. (“HHC”) and Aldel LLC (“Aldel,” and together with HHC, the “Selling Stockholders”) of an aggregate of 11,155,000 shares of the Company’s Class A common stock (which includes 1,455,000 shares of the Company’s Class A common stock that may be sold by the Selling Stockholders upon exercise of the underwriters’ option to purchase additional shares) (the “Shares”), pursuant to an underwriting agreement dated August 7, 2025 by and among the Company, the Selling Stockholders and Keefe, Bruyette & Woods, Inc. and J.P. Morgan Securities LLC as representatives of the several underwriters named therein (collectively, the “Underwriters”), and the Company’s Registration Statement on Form S-1 (File No. 333-261810), which was originally declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2021 and subsequently amended and converted into a registration statement on Form S-3 that was declared effective on February 7, 2023 (as amended, the “Registration Statement”), including the base prospectus dated February 7, 2023 contained in the Registration Statement (the “Base Prospectus”) and the prospectus supplement thereto dated August 7, 2025 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), each filed under the Securities Act of 1933, as amended (the “Act”), with the SEC.

In connection with this opinion letter, we have examined such documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity to the authentic originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. The opinion expressed herein is limited to the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Prospectus. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)